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                               EXHIBIT (11)(a)
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                         INDEPENDENT AUDITORS' CONSENT


The Board of Trustees of
The Sessions Group

We consent to the use of report dated August 26, 1996 included in post-effective amendment No. 37 to the Registration Statement on Form N-1A of The Sessions Group and referenced in Part C (Item 24) of this post-effective amendment; and to the reference to our firm under the headings "Auditors" in the Statement of Additional Information included in this post-effective amendment and "Financial Highlights" included in post-effective amendment No. 37 to the Registration Statement on Form N-1A of The Sessions Group and referenced in Part C (Item 24) of this post-effective amendment.

                                              KPMG PEAT MARWICK LLP


Columbus, Ohio
July 28, 1997